Exhibit 12
BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
2013 ANNUAL REPORT ON FORM 10-K
COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES
(in thousands)

	Fiscal Year Ended
	June 30, 2013	July 1, 2012	July 3, 2011	June 27, 2010	June 28, 2009
Earnings (Loss)

Income (Loss) before income taxes	$(54,164)	$29,873	$32,054	$49,073	$40,409
Less: Equity income from equity investees	(4,244)	(5,100)	(5,082)	(4,071)	(1,527)
Add: Fixed Charges	21,139	21,317	25,942	29,520	34,010
Add: Distributed income of equity investees	4,636	4,029	6,980	4,005	5,212
Earnings (Loss) as defined	$(32,633)	$50,119	$59,894	$78,527	$78,104

Fixed Charges

Interest expense	$18,519	$18,542	$23,014	$25,573	$30,521
Amortization of discounts related to indebtedness	—	—	304	896	626
Interest expense as reported	18,519	18,542	23,318	26,469	31,147

Amortization of debt issuance costs	1,007	1,209	934	1,250	1,331
Portion of rent expense relating to interest	1,613	1,566	1,690	1,801	1,532
Fixed charges as defined	$21,139	$21,317	$25,942	$29,520	$34,010

Ratio of earnings (loss) to fixed charges	—	2.4x	2.3x	2.7x	2.3x

Coverage deficiency	$53,772	$—	$—	$—	$—